Exhibit 99.1

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2013

ANDOVER, MA -- (Marketwired - October 22, 2013) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the third quarter and nine months ended September 30, 2013.

Revenues for the third fiscal quarter ended September 30, 2013 increased to $55,091,000, compared to $52,948,000 for the corresponding period a year ago, and increased from $46,865,000 for the second quarter of 2013.

Gross margin increased to $22,980,000 for the third quarter of 2013, compared to $22,953,000 for the corresponding period a year ago, and increased from $18,461,000 for the second quarter of 2013. Gross margin, as a percentage of revenue, decreased to 41.7% for the third quarter of 2013, compared to 43.4% for the third quarter of 2012, but increased on a sequential basis from 39.4% for the second quarter of 2013.

Net loss for the third quarter of 2013 was ($932,000), or ($0.02) per share, compared to net income of $191,000, or $0.00 per diluted share, for the corresponding period a year ago and a net loss of ($4,616,000), or ($0.12) per share, for the second quarter of 2013.

Revenues for the nine months ended September 30, 2013, decreased by 14.4% to $143,902,000 from $168,083,000 for the corresponding period a year ago. Net loss for the nine month period ended September 30, 2013 was ($10,538,000), or ($0.27) per share, compared to net income of $737,000, or $0.02 per diluted share, for the corresponding period a year ago. Contributing to the net loss was a pre-tax charge of $1,361,000 recorded in the first quarter for severance and other employee-related costs associated with a reduction in force implemented in February 2013.

For the first nine months of 2013, a net income tax benefit was recorded, driven in part by a potential net operating loss carryback and carryforward for federal income tax purposes and the recognition of the full federal research and development tax credit for 2012 during the first quarter. On January 2, 2013, Congress passed the American Taxpayer Relief Act of 2012, extending the research and development tax credit for both 2012 and 2013.

Total backlog at the end of the third quarter was $53,888,000, compared to $51,958,000 at the end of the second quarter, and $31,405,000 at the end of 2012.

Commenting on current performance, Patrizio Vinciarelli, Chief Executive Officer, stated, "On balance, consolidated results came in better than forecast. Revenue for the third quarter was ahead of our expectations, improving sequentially by 17.5%. While all of our businesses expanded for the quarter, VI Chip nearly doubled sequentially, reflecting substantial shipments of VR 12.0 solutions for Intel-based servers. We also experienced improved gross margins, reflecting higher capacity utilization, as VI Chip produced a record number of units. Gross margin for the third quarter increased to 41.7% from 39.4% for the second quarter."

Dr. Vinciarelli continued, "I am pleased the assumptions supporting our strategic, organizational, and operational choices are being confirmed. The response to our new products based on ChiP technology from high volume customers is very encouraging. As I've stated before, based on current design-in activity, I expect our highly differentiated ChiPs and SiPs to make meaningful contributions to our revenue by the second half of 2014. In the interim, Vicor's consolidated results likely will reflect uncertainty affecting important markets and geographies for the Brick Business Unit, notably, defense electronics and Europe. Market recovery and/or accelerating penetration with our innovative products are the keys to achieving robust profitability."

Depreciation and amortization for the third quarter of 2013 summed to approximately $2,527,000, and capital additions totaled $1,484,000. For the first nine months of 2013, depreciation and amortization summed to $7,555,000, and capital additions totaled $4,027,000, compared to $7,870,000 and $4,838,000, respectively, for the first nine months of 2012. Cash and cash equivalents increased by $410,000 to approximately $61,188,000 at the end of the third quarter of 2013, from $60,778,000 at the end of the second quarter of 2013.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 22, 2013, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 92622120. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 6, 2013. The replay dial-in number is 888-286-8010 and the Passcode is 17835749. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED       NINE MONTHS ENDED
                                      (Unaudited)           (Unaudited)

                                 --------------------- ---------------------
                                  SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                    2013       2012       2013       2012
                                 ---------  ---------- ---------  ----------

Net revenues                     $  55,091  $   52,948 $ 143,902  $  168,083
Cost of revenues                    32,111      29,995    85,854      96,557
                                 ---------  ---------- ---------  ----------
  Gross margin                      22,980      22,953    58,048      71,526

Operating expenses:
  Sales & administration            14,478      13,425    43,820      41,250
  Research & development             9,857       9,232    29,700      28,807
  Severance charges                      -           -     1,361           -
                                 ---------  ---------- ---------  ----------
    Total operating expenses        24,335      22,657    74,881      70,057
                                 ---------  ---------- ---------  ----------

Income (loss) from operations       (1,355)        296   (16,833)      1,469

Other income, net                       51          70        12         205
                                 ---------  ---------- ---------  ----------

Income (loss) before income
 taxes                              (1,304)        366   (16,821)      1,674

(Benefit) provision for income
 taxes                                (406)         86    (6,337)        809
                                 ---------  ---------- ---------  ----------

Consolidated net income (loss)        (898)        280   (10,484)        865

Less: Net income attributable to
 noncontrolling interest                34          89        54         128
                                 ---------  ---------- ---------  ----------

Net income (loss) attributable
 to Vicor Corporation            $    (932) $      191 $ (10,538) $      737
                                 =========  ========== =========  ==========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                          $   (0.02) $     0.00 $   (0.27) $     0.02
  Diluted                        $   (0.02) $     0.00 $   (0.27) $     0.02

Shares outstanding:
  Basic                             38,538      41,811    39,414      41,811
  Diluted                           38,538      41,815    39,414      41,818

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     SEPT 30,     DEC 31,
                                                       2013         2012
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    61,188  $    84,554
    Accounts receivable, net                            28,321       27,165
    Inventories, net                                    27,987       29,955
    Deferred tax assets                                  2,248        1,776
    Other current assets                                 3,497        2,613
                                                   -----------  -----------
      Total current assets                             123,241      146,063

Long-term investments                                    6,231        6,736
Property and equipment, net                             40,457       44,092
Long-term deferred tax assets, net                       9,045        3,523
Other assets                                             1,904        2,167
                                                   -----------  -----------

                                                   $   180,878  $   202,581
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     9,772  $     6,812
    Accrued compensation and benefits                    8,907        7,400
    Accrued severance charge                               249            -
    Accrued expenses                                     2,298        2,233
    Income taxes payable                                     -          336
    Deferred revenue                                       911          784
                                                   -----------  -----------
      Total current liabilities                         22,137       17,565

Long-term deferred revenue                               1,118        1,549
Long-term income taxes payable                           1,527        1,494

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      169,918      168,006
    Retained earnings                                  121,747      132,285
    Accumulated other comprehensive loss                  (274)        (112)
    Treasury stock                                    (138,927)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     152,464      178,352
  Noncontrolling interest                                3,632        3,621
                                                   -----------  -----------
    Total equity                                       156,096      181,973
                                                   -----------  -----------

                                                   $   180,878  $   202,581
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439